                                                                   Exhibit 99.3
                   FORM OF LETTER TO REGISTERED HOLDERS AND
                     DEPOSITORY TRUST COMPANY PARTICIPANTS

                                  TENDER FOR
                 6.50% CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      OF
                                USX CORPORATION
                                IN EXCHANGE FOR
            6.75% CONVERTIBLE QUARTERLY INCOME PREFERRED SECURITIES
                       (CONVERTIBLE QUIPSSM* SECURITIES)
                                      OF
                              USX CAPITAL TRUST I

To Registered Holders and Depository Trust Company Participants:

  We are enclosing herewith the material listed below relating to the Exchange Offer (as defined herein) by USX Corporation, a Delaware corporation ("USX"), to exchange 6.75% Convertible Quarterly Income Preferred Securities of USX Capital Trust I, a Delaware statutory business trust (the "Trust"), representing preferred undivided beneficial ownership interests in the assets of the Trust (the "Trust Convertible Preferred Securities"), for up to 6,700,000 of the 6,900,000 shares of its outstanding 6.50% Cumulative Convertible Preferred Stock (the "6.50% Convertible Preferred Stock").

  The Exchange Offer will be effected on the basis of one Trust Convertible Preferred Security for each share of 6.50% Convertible Preferred Stock, in each case validly tendered and accepted for exchange in the Exchange Offer, and upon the terms and subject to the conditions set forth in the Prospectus,
dated         , 1997 (the "Prospectus"), of USX and the Trust, and the related
Letter of Transmittal (which, together with the Prospectus, constitutes the "Exchange Offer"). Shares of 6.50% Convertible Preferred Stock not accepted for exchange because of proration will be returned.

  The Trust Convertible Preferred Securities have an initial liquidation amount of $50.00 per security. In general, the Trust Convertible Preferred Securities will be convertible at any time following the first date of issuance of any Trust Convertible Preferred Securities and prior to (i) the close of business on March 31, 2037, unless in certain limited circumstances the maturity of the Convertible Debentures of USX held by the Trust is shortened, in which case the advanced maturity date or (ii) in the case of Trust Convertible Preferred Securities called for redemption, on the related redemption date, at the option of the holder thereof, into shares of USX-U.S. Steel Group Common Stock, par value $1.00 per share (the "Steel Stock"). The Trust Convertible Preferred Securities will otherwise have conversion terms and will have optional redemption terms that are substantially the same as the 6.50% Convertible Preferred Stock.

  Enclosed herewith are copies of the following documents:

  1. Prospectus, dated         , 1997;

  2. Letter of Transmittal (together with accompanying Substitute Form W-9 Guidelines);

  3. Notice of Guaranteed Delivery; and

  4. Letter which may be sent to your clients for whose account you hold shares of the 6.50% Convertible Preferred Stock in your name or in the name of your nominee, with space provided for obtaining such client's instruction with regard to the Exchange Offer.
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* QUIPS is a servicemark of Goldman, Sachs & Co.

  We urge you to contact your clients promptly. Please note that the Exchange
Offer will expire at 12:00 midnight, New York City time, on         , 1997,
unless extended (the "Expiration Date").


  Consummation of the Exchange Offer is subject to (i) the condition that, immediately after the acceptance for exchange of shares of 6.50% Convertible Preferred Stock, there would be at least an aggregate of 400 record or beneficial holders an aggregate of at least 1,000,000 Trust Convertible Preferred Securities in order to satisfy New York Stock Exchange ("NYSE") minimum listing requirements (the "Minimum NYSE Distribution Condition"); (ii) receipt of at least 3,450,000 validly tendered shares of 6.50% Convertible Preferred Stock; and (iii) the condition (the "OID Condition") that the Company reasonably expects on the Expiration Date, based upon the terms of the Trust Convertible Preferred Securities and the recent trading values of the 6.50% Convertible Preferred Stock and the Steel Stock, that the Convertible Debentures will not be issued with reportable original issue discount ("OID"). If the fair market value of the Convertible Debentures (as measured by the fair market value of the Trust Convertible Preferred Securities) at the date of issuance does not exceed $45.125, the Convertible Debentures would be treated as having been issued with OID.

  USX expressly reserves the right, in its sole discretion, to extend, amend or modify the terms and conditions of the Exchange Offer (other than the Minimum NYSE Distribution Condition and the OID Condition, which conditions may not be waived by the Company) in any manner, or to withdraw or terminate the Exchange Offer at any time for any reason. The undersigned recognizes that as a result of the foregoing, USX may not be required to exchange any of the shares of 6.50% Convertible Preferred Stock tendered hereby and, in such event, the shares of 6.50% Convertible Preferred Stock not exchanged will be returned to the undersigned at the address shown below the signature of the undersigned. Tendered shares of 6.50% Convertible Preferred Stock may be withdrawn at any time prior to the Expiration Date and, unless accepted for exchange by USX, may be withdrawn at any time after 40 business days after the date of the Prospectus.

  Morrow & Co., Inc. has been appointed Information Agent for the Exchange Offer. All questions relating to the Exchange Offer, as well as requests for assistance or additional copies of the Prospectus or the Letter of Transmittal, may be directed to Morrow & Co., Inc., 909 Third Avenue, 20th Floor, New York, NY 10022, telephone (800) 566-9061 (banks and brokerage firms please call (800) 662-5200).

  USX will not pay any fee or commission to any broker or dealer or to any other persons (other than the Dealer Managers, Soliciting Dealers and the Exchange Agent, as such terms are defined in the Prospectus) in connection with the solicitation of tenders of shares of 6.50% Convertible Preferred Stock pursuant to the Exchange Offer. See "The Exchange Offer--Dealer Managers; Soliciting Dealers" in the accompanying Prospectus. USX will pay or cause to be paid any transfer taxes payable on the transfer of shares of 6.50% Convertible Preferred Stock to it, except as otherwise provided in Instruction 4 of the enclosed Letter of Transmittal.

                                          Very truly yours,

                                          USX Corporation


  NOTHING CONTAINED HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL CONSTITUTE YOU AS THE AGENT OF USX CORPORATION OR USX CAPITAL TRUST I OR AUTHORIZE YOU TO USE ANY DOCUMENT OR MAKE ANY STATEMENT ON THEIR BEHALF IN CONNECTION WITH THE EXCHANGE OFFER OTHER THAN THE DOCUMENTS ENCLOSED HEREWITH AND THE STATEMENTS CONTAINED THEREIN.